As filed with the Securities and Exchange Commission on December 6, 2021

Registration No. 333-256289

Registration No. 333-213536

Registration No. 333-204483

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-256289)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-213536)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-204483)

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COUNTY BANCORP, INC. (NICOLET BANKSHARES, INC., as successor by merger to COUNTY BANCORP, INC.)
(Exact name of registrant as specified in its charter)

Wisconsin	39-1850431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Nicolet Bankshares, Inc.

111 North Washington Street

Green Bay, Wisconsin 54301

(Address of Principal Executive Offices, including Zip Code)

County Bancorp, Inc. 2021 Long-Term Incentive Plan

County Bancorp, Inc. 2016 Long Term Incentive Plan

County Bancorp, Inc. Management Incentive Plan

County Bancorp, Inc. 2012 Equity Incentive Compensation Plan

(Full titles of plans)

Michael E. Daniels
President and Chief Executive Officer
Nicolet Bankshares, Inc.

as successor by merger to County Bancorp, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(Name and address of agent for service)

(920) 430-1400

(Telephone number, including area code, of agent for service)

Copies of communications to:

Robert D. Klingler, Esq.

Bryan Cave Leighton Paisner LLP

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3488

(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Nicolet Bankshares, Inc. (“Nicolet”), as successor by merger to County Bancorp, Inc. (the “Registrant”), is filing this Post-Effective Amendment No. 1 to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof thereunder:

•	Registration Statement on Form S-8, File No. 333-256289, filed with the Commission on May 19, 2021, registering 280,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant under the County Bancorp, Inc. 2021 Long-Term Incentive Plan;

•	Registration Statement on Form S-8, File No. 333-213536, filed with the Commission on September 8, 2016, registering 300,000 shares of Common Stock of the Registrant under the County Bancorp, Inc. 2016 Long Term Incentive Plan; and

•	Registration Statement on Form S-8, File No. 333-204483, filed with the Commission on May 27, 2015, registering an aggregate of 585,210 shares of Common Stock of the Registrant under the County Bancorp, Inc. Management Incentive Plan and the County Bancorp, Inc. 2012 Equity Incentive Compensation Plan.

On December 3, 2021, pursuant to the Agreement and Plan of Merger, dated June 22, 2021, by and between the Registrant and Nicolet, the Registrant merged with and into Nicolet, with Nicolet surviving the merger (the “Merger”).

In connection with the completion of the Merger, the offerings pursuant to the Registration Statements have been terminated by the Registrant. In accordance with the undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 removes from registration any and all shares of Common Stock and any other securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin on December 6, 2021.

NICOLET BANKSHARES, INC.
(as successor by merger to County Bancorp, Inc.)

By: /s/ Michael E. Daniels
Michael E. Daniels
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.